FALKEN Vermogensberatungsgesellschaft
fur Internationale Kapitalanlagengesellschaft.mb.H.
HebbelstraBe 16
40237 Dusseldorf
hereinafter called "FALKEN"

August 2rd, 1997

IMMEDIATE ENTERTAINMENT GROUP, INC
10 MOLASSES ROW, PLANTATION WHARF
LONDON SW11 8TW
UNITED KINGDOM

Attention:

Gentlemen:

     This will confirm the arrangements, terms and conditions pursuant to which "FALKEN" Incorporated (the "Investment Banker"), have been retained to serve as the Investment Banker and advisor to IMMEDIATE ENTERTAINMENT GROUP, INC, a Nevada corporation (the "Company"), on a non-exclusive basis and on a best effort basis for the term set forth in Section 2 below. The undersigned hereby agrees to the following terms and conditions:

1. Duties of FALKEN:

     (a) Consulting Services: FALKEN will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, FALKEN will assist the Company in developing, studying and evaluating financing, in merger and acquisition proposals, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining there to.

     (b) Financing: FALKEN will assist and represent the Company in obtaining both short and long-term financing, when so requested by the Company. FALKEN will be entitled to additional compensation under such forms as may be agreed to by the parties of up to 10 % of the funds and 5 % unaccountable expense on funds raised outside the US. Falken will provide every Investor introduced with the relevant disclosure of the provisions and commissions paid to Falken outside the US. (See draft prospectus attached) The prospectus will be filed with the German Office for Securities in Frankfurt, Germany. (Bundesaufsichtamt fur den Wertpapierhandel Falken) shall also be entitled to a up to 50.000 shares of the Reg S Offering as additional compensation ("The offering') Such shares shall only be sold by Falken when the offering is completed and or terminated .Any proportion which is not completed on the US $ 5.000.000 Offering shall be accounted on a pro rata basis. The shares which are not earned under the agreement shall be returned to the company.

      Term:

      This Agreement shall continue for a period of two years from the date hereof (the "Term"). However, the company reserves the right to terminate the agreement at the time and under a 30 days remedy clause, when FALKEN serves unsatisfactory to it's obligations.

      Relationship:

      Nothing herein shall constitute FALKEN as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, FALKEN shall not have the authorize to obligate or commit the Company in any manner whatsoever. This Agreement shall be for funds raised outside the US only-

      Confidentially:

      Except in the course of the performance of its duties hereunder, FALKEN agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

      Assignment and Termination:

      This Agreement shall not be assigned by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld.

                                     Very truly yours,

                                     FALKEN Vermogensberatungsgesellschaft
fur
                                     Internationale Kapitalanlagen mbH.

                                     by:/s/Georgios Stohe,
                                     Managing Director

AGREED AND ACCEPTED:
Immediate Entertainment Group, Inc.

By:/s/ Michael Berresheim
   Chairman

By:/s/ Geraldine Blecker
   Secretary